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                                                              EXHIBIT (a)(1)(iv)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                             Pitt-Des Moines, Inc.

                                      at

                             $33.90 Net Per Share

                                      by

                         Ironbridge Acquisition Corp.
                         a wholly-owned subsidiary of

                            Ironbridge Holding LLC

 -----------------------------------------------------------------------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, MARCH 7, 2002, UNLESS THE OFFER IS EXTENDED.
 -----------------------------------------------------------------------------

                                                               February 7, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by Ironbridge Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly-owned subsidiary of Ironbridge Holding LLC., a Delaware limited liability company ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase for cash all the outstanding shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of Pitt-Des Moines, Inc., a Pennsylvania corporation (the "Company"), at a purchase price of $33.90 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 7, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Paying Agent (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Please bring the Offer to their attention as promptly as possible.

   Enclosed herewith for your information and forwarding to your client are copies of the following documents:

      1.  The Offer to Purchase, dated February 7, 2002.

      2. The Letter of Transmittal to tender Shares for your use and for the information of your clients.

      3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Mellon Investor Services LLC (the "Paying Agent") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

      4. The Letter to shareholders of the Company from the Chairman of the Board and the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on
   Schedule 14D-9.

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      5.  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

      6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      7. A return envelope addressed to Mellon Investor Services LLC, the Paying Agent.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 7, 2002, UNLESS THE OFFER IS EXTENDED.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with any Shares owned by Parent and Purchaser, constitutes 80% or more of the outstanding Shares and (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions. See the Introduction and Sections 1 and 15 of the Offer to Purchase.

   The Board of Directors of the Company (the "Board of Directors") has approved the Offer, has determined that the Offer is fair to, and in the best interests of, the Company's shareholders and recommends that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer.

   The Offer is being made pursuant to a Merger Agreement, dated as of February 1, 2002 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Pennsylvania Business Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Paying Agent, and (ii) either Share Certificates, representing the tendered Shares should be delivered to the Paying Agent, or such Shares should be tendered by book-entry transfer into the Paying Agent's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Offer.

   If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

   Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Paying Agent and Georgeson Shareholder Communications Inc. (the "Information Agent")) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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   Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          GEORGESON SHAREHOLDER SECURITIES
                                          CORPORATION

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER AND PARENT, THE DEALER MANAGER, THE COMPANY, THE PAYING AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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